Exhibit 10.1

EXECUTION VERSION

MERRILL LYNCH, PIERCE, FENNER & SMITH	DEUTSCHE BANK AG NEW YORK
INCORPORATED	BRANCH
BANK OF AMERICA, N.A.	DEUTSCHE BANK SECURITIES INC.
One Bryant Park	60 Wall Street
New York, NY 10036	New York, New York 10005

PERSONAL AND CONFIDENTIAL

September 8, 2014

Global Cash Access Holdings, Inc.

7250 S. Tenaya Way, Suite 100

Las Vegas, NV 89113

Attention:  Randy Taylor, Chief Financial Officer

Project Movie

Commitment Letter

Ladies and Gentlemen:

We are pleased to confirm the arrangements under which each of Bank of America, N.A. (“Bank of America”), Merrill Lynch (as defined below), Deutsche Bank AG New York Branch (“DBNY”) and Deutsche Bank Securities Inc. (“DBSI”) (collectively, the “Commitment Parties” or “we” or “us”) is exclusively authorized by Global Cash Access Holdings, Inc. (the “Company” or “you”), to act as joint lead arranger and joint bookrunner, in connection with the financing for certain transactions described herein, in each case on the terms set forth in this commitment letter and the attached Annexes A, B, C and D hereto (collectively, this “Commitment Letter”). Capitalized terms used but not defined herein have the respective meanings given in the Annexes hereto.  For purposes of this Commitment Letter, “Merrill Lynch” shall mean Merrill Lynch, Pierce, Fenner & Smith Incorporated and/or any of its designated affiliates.

You have informed the Commitment Parties that the Company intends to form a Texas corporation (the “Acquisition Sub”) to consummate the acquisition (the “Acquisition”) of Multimedia Games Holding Company, Inc. (the “Target,” and together with its subsidiaries, the “Acquired Business”) pursuant to the Agreement and Plan of Merger, dated as of the date hereof (together with all schedules, forms, annexes and exhibits thereto, collectively, the “Acquisition Agreement”), among the Company, Acquisition Sub and the Target.  The Acquisition will be consummated pursuant to the Acquisition Agreement whereby Acquisition Sub will be merged with and into Target, with Target surviving the merger as a wholly-owned subsidiary of the Company (as defined in Exhibit A).  The date of the consummation of the Acquisition with the Facilities (as defined below) is referred to herein as the “Closing Date”.  The Company, the Target and their respective subsidiaries are collectively referred to herein as the “Companies”.

You have informed us that (a) the Acquisition, (b) the repayment or redemption of certain of the existing indebtedness of the Companies (the “Refinancing”) and (c) the payment of fees and expenses in connection with the Acquisition and Refinancing will be financed from the following sources:

•                 available cash of the Company and its subsidiaries of not less than $130.0 million (“Cash Contribution”);

•                 senior secured credit facilities in an aggregate principal amount of $850.0 million, comprised of a $800.0 million term loan B facility (the “Term B Facility”) and a $50.0 million revolving credit facility (the “Revolving Facility”, together with the Term B Facility, the “Senior Secured Facilities”) having the terms set forth on Annex B; and

•                 the issuance by the Company of $400.0 million of high yield unsecured securities (the “Notes”) pursuant to a Rule 144A or other private placement (the “Notes Offering”) or, in the event some or all of the Notes are unable to be issued at the time the Acquisition is consummated, borrowings by the Company of unsecured senior increasing rate bridge loans in an aggregate principal amount of $400.0 million, less the gross proceeds from the sale of Notes issued on or prior to the Closing Date (the “Bridge Facility”, together with the Senior Secured Facilities, the “Facilities”) having the terms set forth on Annex C.

1.         Commitments; Titles and Roles.

In connection with the foregoing, each of Bank of America and DBNY (in such capacity, each an “Initial Lender” and collectively the “Initial Lenders”) is pleased to confirm its several, but not joint, commitment to provide 60% and 40%, respectively, of the Senior Secured Facilities and 60% and 40%, respectively, of the Bridge Facility, in each case subject only to the satisfaction or waiver of the applicable conditions set forth in the sections entitled “Conditions Precedent to Initial Borrowing” in Annex B hereto, “Conditions Precedent to Borrowing” in Annex C  hereto, and “Conditions Precedent to the Facilities” in Annex D hereto.

Each of Merrill Lynch and DBSI is pleased to confirm its commitment to act, and you hereby appoint each of Merrill Lynch and DBSI to act (i) as joint lead arranger and joint bookrunner for the Senior Secured Facilities (each a “Bank Lead Arranger”, and collectively, the “Bank Lead Arrangers”) and (ii) as joint lead arranger and joint bookrunner for the Bridge Facility (each a “Bridge Lead Arranger”, and together with any Additional Arrangers appointed in accordance with this Section 1, collectively, the “Bridge Lead Arrangers”, and together with the Bank Lead Arrangers, the “Arrangers”). In addition, you hereby appoint (x) Bank of America to act as administrative agent and collateral agent for the Senior Secured Facilities (the “Bank Administrative Agent”) and (y) Bank of America as administrative agent for the Bridge Facility (the “Bridge Administrative Agent”, together with the Bank Administrative Agent, the “Administrative Agents”).  You agree that (x) Merrill Lynch will have “left” placement in any and all marketing materials or other documentation used in connection with the Senior Secured Facilities or other documentation used in connection with the Senior Secured Facilities and (y) Merrill Lynch will have “left” placement in any and all marketing materials or other documentation used in connection with the Bridge Facility or other documentation used in connection with the Bridge Facility.  You further agree that no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in order to obtain a commitment unless you and we shall so agree.  The commitments of the Initial Lenders will be several and not joint. Our fees for our commitment and for our services related to the Facilities are set forth in a separate fee letter (the “Fee Letter”) entered into by the Company and each Commitment Party on the date hereof.  You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

2.         Conditions Precedent.

Each Commitment Party’s commitment and agreements hereunder are subject to (i) the conditions set forth on Annex D hereto, (ii) with respect to the Senior Secured Facilities, the conditions set forth in Annex B under the heading titled “Conditions Precedent to Initial Borrowing”, (iii) with respect to the Bridge Facility, the conditions set forth in Annex C under the heading titled “Conditions Precedent to Initial Borrowing” and (iv) since date hereof, there has not occurred any change, effect, development or circumstances that, individually or in the aggregate, constitutes or is reasonably likely to constitute a Target Material Adverse Effect (as defined below).

As used in this Section 2, “Target Material Adverse Effect” shall mean any event, change, effect, development, condition, occurrence or circumstance which, individually or in the aggregate, has resulted in, or would reasonably be expected to result in a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries (as defined in the Acquisition Agreement), taken as a whole; provided, however, that events, changes, effects, developments, conditions, occurrences or circumstances to the extent resulting from, directly or indirectly, the following shall be excluded from the determination of Target Material Adverse Effect: (i) any event, change, effect, development, condition, occurrence or circumstance in any of the industries or markets in which the Target or its Subsidiaries operate; (ii) any change or prospective change in any Law (as defined in the Acquisition Agreement) or GAAP (as defined in the Acquisition Agreement) (or changes in interpretations or enforcement of any Law or GAAP) applicable to the Target or any of its Subsidiaries or any of their respective properties or assets; (iii) any change in general economic, regulatory or political conditions or the financial, credit or securities markets generally in the United States or any international market (including changes in interest or exchange rates, stock, bond and/or debt prices); (iv) any change in the gaming industry generally in the United States or any international market (including the impact of any of the foregoing); (v) delisting or suspension of trading in the Company Common Stock (as defined in the Acquisition Agreement); (vi) any act of God, natural disasters, fires, floods, earthquakes, hurricanes, terrorism, armed hostilities, war, civil or military disturbances, epidemics, riots, interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services, accidents, labor disputes or other force majeure event or any escalation or worsening thereof; (vii) the negotiation, execution, announcement or consummation of the Acquisition Agreement or the transactions contemplated hereby (including the impact of any of the foregoing on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, licensors, employees, financing sources or regulators (including any Gaming Authority (as defined in the Acquisition Agreement)) of the Target or its Subsidiaries), and any Proceeding (as defined in the Acquisition Agreement) arising therefrom or in connection therewith (provided that the provisions of this clause (vii) shall not apply to the representations and warranties set forth in Section 4.4 of the Acquisition Agreement); (viii) any action taken or not taken as expressly permitted or required by the Acquisition Agreement (it being understood and agreed that actions taken by the Target or its Subsidiaries pursuant to its obligations under Section 6.1 of the Acquisition Agreement to conduct its business in the ordinary course shall not be automatically excluded in determining whether a Target Material Adverse Effect has occurred except to the extent any such action is agreed to in writing by the Company) or any action taken or not taken at the written consent or direction of Company or Acquisition Sub; (ix) any changes in the market price or trading volume of the Company Common Stock, any changes in credit ratings or any failure (in and of itself) by the Target or its Subsidiaries to meet analysts’ or other earnings estimates, budgets, plans, forecasts or financial projections of its revenues, earnings, cash flow, cash position or other financial performance or results of operations (but not excluding any event, change, effect, development, condition, occurrence or circumstance giving rise to any such change or failure to the extent such change, effect, development or circumstance is not otherwise excluded pursuant to this definition); or (x) events, changes, effects, developments, conditions, occurrences or circumstances to the extent arising from or relating to the identity of the Company or Acquisition Sub or the Company’s ability to obtain the Gaming Approvals (as defined in the Acquisition Agreement); but only to the extent, in the case of clauses (i) , (ii) , (iii) or (iv), such event, change, effect, development, condition, occurrence or circumstance does not disproportionately impact the Target and its Subsidiaries, taken as whole, relative to other companies in the industries in which the Target or its Subsidiaries operate.

Each Commitment Party’s commitment and agreements hereunder are subject to the satisfactory negotiation and execution and delivery by the Borrower and the Guarantors of appropriate definitive loan documents relating to the Facilities,  including, without limitation, credit agreements, guarantees, opinions of counsel and other related definitive documents (collectively, the “Facility Documentation”), based upon the terms set forth in this Commitment Letter (it being agreed that the Facility Documentation shall not contain any conditions precedent to the initial borrowing under the Facilities on the Closing Date other than the conditions precedent expressly set forth herein, in Annex B under the heading “Conditions Precedent to Initial Borrowing”, in Annex C under the heading “Conditions Precedent to Borrowing” and in Annex D hereto, and the terms of the Facility Documentation will be such that they do not impair the availability of the Facilities on the Closing Date if such conditions are satisfied); provided that, to the extent any security interest in any Collateral (as defined in Annex B) is not or cannot be provided and/or perfected on the Closing Date (other than the pledge and perfection of the security interests in (1) the certificated equity securities of the Borrower and any material wholly owned U.S. subsidiary of the Borrower (to the extent required by Annex B) and (2) other assets with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but instead shall be required to be delivered and/or perfected after the Closing Date pursuant to arrangements and timing to be mutually agreed (but, in any event, not later than 90 days after the Closing Date or such longer period as may be agreed by the Bank Administrative Agent) by the Bank Administrative Agent and the Borrower acting reasonably.  Each Commitment Party’s commitment is also subject to the Company having entered into an engagement letter with one or more investment banks (the “Investment Banks”) reasonably acceptable to the Commitment Parties, pursuant to which you engaged the Investment Banks in connection with a potential issuance of Notes or other financing.  Notwithstanding anything in this Commitment Letter, the Fee Letter, or the Facility Documentation to the contrary, the only representations the accuracy of which shall be a condition to the availability of the Facilities on the Closing Date shall be (i) the representations made by or with respect to the Acquired Business and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you have the right to terminate your obligations under the Acquisition Agreement, or to decline to consummate the Acquisition pursuant to the Acquisition Agreement, as a result of a breach of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (ii) the Specified Representations (as hereinafter defined).  For purposes hereof, “Specified Representations” means the representations and warranties relating to corporate status, corporate power and authority to enter into the Credit Documentation, due authorization, execution, delivery and enforceability of the Credit Documentation, no conflicts with or consents under laws, charter documents or material agreements, solvency of the Company and its subsidiaries on a consolidated basis (with solvency defined in a manner consistent with Annex E hereto), Federal Reserve margin regulations, the U.S.A. Patriot Act, OFAC, FCPA,  the Investment Company Act, and the creation, validity, priority and perfection of the security interests granted in the Collateral (subject to the foregoing provisions of this paragraph relating to the Collateral).  This paragraph, and the provisions herein, shall be referred to as the “Funding Conditions Provision”. Without limiting the conditions precedent expressly provided herein to funding the consummation of the Acquisition with the proceeds of the Facilities, the Arrangers will cooperate with you as reasonably requested in coordinating the timing and procedures for the funding of the Facilities in a manner consistent with the Acquisition Agreement.

3.         Syndication.

The Arrangers intend, and reserve the right, to syndicate the Facilities to the Lenders promptly following the date hereof, and you acknowledge and agree that the commencement of syndication shall occur in the discretion of the Arrangers.  The Arrangers will select the Lenders in consultation with you and reasonably acceptable to you; provided that the Arrangers agree not to syndicate the Facilities to (i) certain banks, financial institutions, other institutional lenders and other entities that have been specified to the Arrangers by you in writing prior to the date hereof, (ii) competitors of the Company, the Target and their respective subsidiaries that have been specified to us by you in writing on or prior to the date hereof as such list may be supplemented in writing from time to time, (iii) any of the known affiliates reasonably identifiable by name of entities described in clauses (i) and (ii), and (iv) subject to customary documentation, to the extent required under applicable gaming laws, a person who is not registered or licensed with, approved, qualified or found suitable by a gaming authority, or has been disapproved, denied a license, qualification or approval or found unsuitable by a gaming authority (whichever may be required under applicable gaming laws) (the entities described in clauses (i) through (iv), collectively the “Disqualified Lenders”) and that no Disqualified Lenders may become Lenders.  The Arrangers will lead the syndication, including determining the timing of all offers to potential Lenders, any title of agent or similar designations or roles awarded to any Lender and the acceptance of commitments, the amounts offered and the compensation provided to each Lender from the amounts to be paid to the Arrangers pursuant to the terms of this Commitment Letter and the Fee Letter.  The final commitment allocations will be determined by the Arrangers in consultation with you and shall be reasonably acceptable to you (such consent not to be unreasonably withheld or delayed).

To facilitate an orderly and successful syndication of the Facilities, you agree that, until the earliest of (x) the consummation of a Successful Syndication (as defined in the Fee Letter) and (y) 30 days after the Closing Date, the Company, the Target and their respective subsidiaries will not syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, any debt facility or any debt security of the Company, the Target or any of their respective subsidiaries (other than (a) the Facilities and other indebtedness contemplated hereby to remain outstanding after the Closing Date, (b) the issuance of the Notes (if any), (c) replacements, refinancings, renewals and extensions of existing indebtedness that matures prior to the Closing Date and (d) indebtedness permitted to be incurred pursuant to the Acquisition Agreement) without the prior written consent of the Arrangers (such consent not to be unreasonably withheld or delayed) if any such issuance or syndication would in the Arrangers’ reasonable judgment materially and adversely impair the primary syndication of the Facilities or the Notes Offering (it is understood the Company’s deferred purchase price obligations, ordinary course working capital facilities and ordinary course capital leases, letters of credit and purchase money and equipment financings, if any, will not be deemed to materially and adversely impair the primary syndication of the Facilities or the Notes Offering).

Notwithstanding the Arrangers’ right to syndicate the Facilities and receive commitments with respect thereto, it is agreed that (i) syndication of, or receipt of commitments or participations in respect of, all or any portion of each Initial Lender’s commitments hereunder prior to the date of the consummation of the Acquisition and the date of the initial funding under the Facilities shall not be a condition to such Initial Lender’s commitments; (ii) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Facilities, including its commitments in respect thereof, until after the initial funding of the Facilities has occurred; (iii) no assignment or novation shall become effective with respect to all or any portion of any Initial Lender’s commitments in respect of the Facilities until after the initial funding of the Facilities; and (iv) unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred. Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that each Initial Lender’s commitments hereunder are not conditioned upon the syndication of, or receipt of commitments or participations in respect of, the Facilities and in no event shall the commencement or successful completion of syndication of the Facilities constitute a condition to the availability of the Facilities on the Closing Date.  Notwithstanding the foregoing, it is understood and agreed that (i) if any loans under the Senior Secured Facilities are funded into escrow prior to the Closing Date, the applicable commitments under the Senior Secured Facilities of each of the Commitment Parties hereunder shall automatically terminate on a dollar-for-dollar basis and (ii) if the proceeds of the Notes have been received and deposited into an escrow account, then immediately following receipt by the Borrower of the written notice from the escrow agent for the escrow account that all such proceeds have been received and are being held in such escrow account, the commitments in respect of the Bridge Facility shall automatically be reduced by the amount of the gross proceeds from the Notes, respectively.

You agree to use your commercially reasonable efforts to cooperate with the Commitment Parties in connection with (i) the preparation of one or more customary information packages regarding the business, operations and financial projections of the Company (collectively, the “Confidential Information Memorandum”), including, without limitation, all information relating to the transactions contemplated hereunder prepared by or on behalf of the Company deemed reasonably necessary by the Arrangers to complete the syndication of the Facilities and will use commercially reasonable efforts (i) to obtain, prior to the launch of syndication, (a) a public corporate family rating from Moody’s Investors Service, Inc. (“Moody’s”) for the Company, (b) a public corporate credit rating from Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation (“S&P”) for the Company and (c) a public credit rating for the Facilities and any Notes issued in lieu thereof from each of Moody’s and S&P, and (ii) the presentation of one or more information packages reasonably acceptable in customary format and content to the Commitment Parties (collectively, the “Lender Presentation”) in meetings and other communications with prospective Lenders or agents in connection with the syndication of the Facilities (including, without limitation, direct contact between senior management and representatives, with appropriate seniority and expertise, of the Company with prospective Lenders and participation of such persons in meetings upon reasonable advance notice and at mutually agreed times) and (iii) the amendment of the Company’s existing credit agreement to permit the proceeds of the loans under the Senior Secured Facilities and the Notes to be funded into escrow prior to the Closing Date.  You agree to use commercially reasonable efforts to ensure that syndication benefits from your existing lending and investment banking relationships.  In furtherance of the foregoing (and not, for the avoidance of doubt, in limitation of your general obligations pursuant to the foregoing), you agree and acknowledge that the Commitment Parties may determine to launch the syndication and conduct the meetings of prospective Lenders referred to above to allow the Senior Secured Facilities to allocate and be free to trade by November 19, 2014 (“Bank Allocation Date”) and in such event you hereby agree to provide all information and assistance contemplated by this paragraph (including any updates to Confidential Information Memorandum or other offering or marketing materials (including the financial information and pro forma financial information described in Exhibit D)), and to use commercially reasonable efforts to procure the ratings referred to above by such time to allow the Senior Secured Facilities to allocate and be free by the Bank Allocation Date.  You will be solely responsible for the contents of any such Confidential Information Memorandum and Lender Presentation (other than, in each case, any information contained therein that has been provided for inclusion therein by the Commitment Parties solely to the extent such information relates to the Commitment Parties) and all other information, documentation or materials delivered to the Arrangers in connection therewith (collectively, the “Information”) and you acknowledge that the Commitment Parties will be using and relying upon the Information without independent verification thereof.  You agree that Information regarding the Facilities and Information provided by the Company and Target or their respective representatives to the Arrangers in connection with the Facilities (including, without limitation, draft and execution versions of the Facility Documentation, the Confidential Information Memorandum, the Lender Presentation, publicly filed financial statements, and draft or final offering materials relating to contemporaneous securities issuances by the Company) may be disseminated to potential Lenders and other persons through one or more internet sites (including an IntraLinks, SyndTrak or other electronic workspace (the “Platform”) created for purposes of syndicating the Facilities or otherwise, in accordance with the Arrangers’ standard syndication practices), and you acknowledge that neither the Arrangers nor any of their affiliates will be responsible or liable to you or any other person or entity for damages arising from the use by others of any Information or other materials obtained on the Platform, except, in the case of damages to you but not to any other person, to the extent such damages are found by a final judgment of a court of competent jurisdiction to arise from the gross negligence or willful misconduct of any Arranger or (i) any of their controlled affiliates, (ii) any of the respective directors or employees of such Arranger or its controlled affiliates or (iii) the respective advisors or agents of such Arranger or its controlled affiliates, in the case of this clause (iii), acting at the instructions of such Arranger or controlled affiliate. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Acquisition to the contrary, neither the obtaining of the ratings above nor the compliance with any other provision of this paragraph shall constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date or at any time thereafter.

You acknowledge that certain of the Lenders may be “public side” Lenders (i.e. Lenders that do not wish to receive material non-public information with respect to the Company, Target or their respective affiliates or any of its or their respective securities) (each, a “Public Lender”).  At the request of the Arrangers, you agree to prepare an additional version of the Confidential Information Memorandum and the Lender Presentation to be used by Public Lenders that does not contain material non-public information concerning the Company, the Target or their respective affiliates or their respective securities.  It is understood that in connection with your assistance described above, at the request of the Arrangers, you will provide, and cause all other applicable persons to provide (including use of reasonable efforts to cause the Target to provide), authorization letters to the Arrangers authorizing the distribution of the Information to prospective Lenders containing a representation to the Arrangers that the public-side version does not include material non-public information about the Company, the Target or their respective subsidiaries or its or their respective securities.  In addition, you will clearly designate as such all Information provided to the Commitment Parties by or on behalf of the Company which is suitable to make available to Public Lenders.  You acknowledge and agree that the following documents may be distributed to Public Lenders, unless you advise the Arrangers in writing (including by email) within a reasonable time prior to their intended distributions (provided that such materials have been provided to you for review a reasonable time prior thereto) that such material should only be distributed to prospective Lenders that are not Public Lenders:  (a) drafts and final versions of the Facility Documentation; (b) administrative materials prepared by the Arrangers for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda); and (c) term sheets and notification of changes in the terms of the Facilities.

4.         Information.

You represent and covenant that (i) to the best of your knowledge in the case of Information relating to the Acquired Business, all written Information (other than financial projections and information of a general economic or industry specific nature) provided directly or indirectly by the Company to the Commitment Parties or the Lenders in connection with the transactions contemplated hereunder is and will be, when furnished and when taken as a whole and giving effect to all supplements and updates thereto, complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not materially misleading and (ii) the financial projections that have been or will be made available to the Commitment Parties or the Lenders in connection with the transactions contemplated hereunder by or on behalf of the Company have been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time such financial projections are furnished to the Commitment Parties or the Lenders, it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material.  You agree that if at any time prior to the Successful Syndication of the Facilities, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information and financial projections were being furnished, and such representations were being made, at such time, then you will (and will use commercially reasonable efforts to cause the Target to) promptly supplement, or cause to be supplemented, the Information and financial projections so that such representations will be correct in all material respects under those circumstances.

5.         Indemnification and Related Matters.

In connection with arrangements such as this, it is the Commitment Parties’ policy to receive indemnification.  You agree to the provisions with respect to our indemnity and other matters set forth in Annex A, which is incorporated by reference into this Commitment Letter.

6.         Assignments; Amendments.

This Commitment Letter may not be assigned by you without the prior written consent of the Commitment Parties (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the Commitment Parties and the other parties hereto and, except as set forth in Annex A hereto, is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto.  Each of the Commitment Parties, after consultation with you, may assign its commitments and agreements hereunder, in whole or in part, to any of its affiliates (provided that such affiliates agree to abide by the confidentiality provisions of Section 7 of this Commitment Letter) and, as provided above, to any Lender prior to the Closing Date.  Neither this Commitment Letter nor the Fee Letter may be amended or any term or provision hereof or thereof waived or otherwise modified except by an instrument in writing signed by each of the parties hereto or thereto, as applicable, and any term or provision hereof or thereof may be amended or waived only by a written agreement executed and delivered by all parties hereto or thereto.

7.         Confidentiality.

Please note that this Commitment Letter, the Fee Letter and any written communications provided by, or oral discussions with, the Commitment Parties in connection with this arrangement are exclusively for the information of the Company and may not be disclosed to any third party or circulated or referred to publicly without our prior written consent except, after providing written notice to the Commitment Parties (to the extent not prohibited by applicable law), pursuant to applicable law, rule, regulation or a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee; provided that we hereby consent to your disclosure of (i) this Commitment Letter, the Fee Letter and such communications and discussions to the Company’s directors, employees, agents, accountants, legal counsel and other advisors, who have been informed by you of the confidential nature of such advice, (ii) this Commitment Letter, the Fee Letter (on a redacted basis reasonably satisfactory to the Arrangers) and such communications and discussions to the Target and the Target’s directors, employees, agents, accountants, legal counsel and other advisors, in each case who are directly involved in the consideration of the Facilities or the Acquisition and who have been informed by you of the confidential nature of such advice and the Commitment Letter and Fee Letter and who have agreed to treat such information confidentially, (iii) this Commitment Letter, the Fee Letter and such communications and discussions as required by applicable law, rule or regulation or compulsory legal process (in which case you agree to inform us promptly thereof to the extent not prohibited by law), (iv) the information contained in Annexes B and C to Moody’s and S&P, (v) upon the request or demand of any regulatory authority (including any gaming authorities) having jurisdiction over such person or any of its affiliates, (vi) this Commitment Letter (but not the Fee Letter) to the extent that information contained herein becomes publicly available other than by reason of improper disclosure by you in violation of any confidentiality obligations hereunder and (vii) after your acceptance hereof, this Commitment Letter in filings with the SEC and other applicable regulatory authorities and stock exchanges; provided that, in the cases of clauses (i) through (iv), such information is supplied only on a confidential basis.

Each Commitment Party agrees that it will treat as confidential all confidential information provided to it hereunder by or on behalf of you or any of your subsidiaries or affiliates; provided that nothing herein will prevent any Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such person agrees (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority) to inform you promptly thereof to the extent not prohibited by law), (b) upon the request or demand of any regulatory authority having jurisdiction over such person or any of its affiliates, (c) to the extent that such information is publicly available or becomes publicly available other than in violation of this paragraph, (d) to such person’s affiliates and such person’s and its affiliates’ respective officers, directors, partners, employees, legal counsel, independent auditors and other experts or agents who need to know such information and on a confidential basis, (e) to potential and prospective Lenders, participants and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Borrower and its obligations under the Facilities, in each case, who agree to be bound by similar confidentiality provisions (including, for the avoidance of doubt, by means of a customary click-through or otherwise) (and, in each case, other than to a Disqualified Lender), (f) to Moody’s and S&P; provided that such information is limited to Annexes B, C and D and is supplied only on a confidential basis after consultation with you, (g) for purposes of enforcing its rights hereunder and under the Fee Letter and establishing a “due diligence” defense, (h) to the extent that such information is received by a Commitment Party from a third party that is not to such Commitment Party’s knowledge subject to confidentiality obligations or (i) to the extent that such information is independently developed by the Commitment Parties.  Each Commitment Party’s obligation under this provision shall remain in effect until the earlier of (i) two years from the date hereof and (ii) the date the definitive Facility Documentation is entered into by the Commitment Parties, at which time any confidentiality undertaking in the definitive Facility Documentation shall supersede this provision.

8.         Absence of Fiduciary Relationship; Affiliates; Etc.

As you know, each Commitment Party, together with its respective affiliates (each collectively, a “Commitment Party Group”), is a full service financial services firm engaged, either directly or through affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals.  In the ordinary course of these activities, each Commitment Party Group may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and/or instruments.  Such investment and other activities may involve securities and instruments of you, as well as of other entities and persons and their affiliates which may (i) be involved in transactions arising from or relating to the engagement contemplated by this Commitment Letter, (ii) be customers or competitors of you, or (iii) have other relationships with you.  In addition, each Commitment Party Group may provide investment banking, underwriting and financial advisory services to such other entities and persons.  Each Commitment Party Group may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in your securities or those of such other entities.  The transactions contemplated by this Commitment Letter may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph.  Although each Commitment Party Group in the course of such other activities and relationships may acquire information about the transaction contemplated by this Commitment Letter or other entities and persons which may be the subject of the transactions contemplated by this Commitment Letter, no Commitment Party Group shall have any obligation to disclose such information, or the fact that such Commitment Party Group is in possession of such information, to you or to use such information on the Company’s behalf.

Consistent with their respective policies to hold in confidence the affairs of its customers, no Commitment Party Group will furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter to any other companies, or use such information in connection with the performance by such Commitment Party Group of services for any other companies.  Furthermore, you acknowledge that no Commitment Party Group and none of their respective affiliates has an obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained or that may be obtained by them from any other person.

Each Commitment Party Group may have economic interests that conflict with yours, or those of your equity holders and/or affiliates.  You agree that each Commitment Party Group will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Commitment Party Group and you or your equity holders or affiliates.  You acknowledge and agree that the transactions contemplated by this Commitment Letter and the Fee Letter (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Commitment Party Groups, on the one hand, and you on the other, and in connection therewith and with the process leading thereto, (i) no Commitment Party Group has assumed an advisory or fiduciary responsibility in favor of you or your equity holders or affiliates with respect to the financing transactions contemplated hereby, or in each case, the exercise of rights or remedies with respect thereto or the process leading thereto (irrespective of whether such Commitment Party has advised, is currently advising or will advise you, your equity holders or your affiliates on other matters) or any other obligation to you except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (ii) each Commitment Party Group is acting solely as a principal and not as the agent or fiduciary of you, your management, equity holders, affiliates, creditors or any other person.  You acknowledge and agree that you have consulted your own legal and financial advisors to the extent you deemed appropriate and that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto.  You agree that you will not claim that any

Commitment Party Group has rendered advisory services of any nature or respect, or owes you a fiduciary or similar duty, in connection with such transactions or the process leading thereto.

In addition, each Commitment Party may employ the services of its affiliates in providing services and/or performing their obligations hereunder and may exchange with such affiliates information concerning you and other companies that may be the subject of this arrangement, and such affiliates will be entitled to the benefits afforded to the Commitment Parties hereunder.

In addition, please note that the Commitment Parties do not provide accounting, tax or legal advice.  Notwithstanding anything herein to the contrary, you (and each of your employees, representatives and other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Facilities and all materials of any kind (including opinions or other tax analyses) that are provided to you relating to such tax treatment and tax structure.  However, any information relating to the tax treatment or tax structure will remain subject to the confidentiality provisions hereof (and the foregoing sentence will not apply) to the extent reasonably necessary to enable the parties hereto, their respective affiliates, and their respective affiliates’ directors and employees to comply with applicable securities laws.  For this purpose, “tax treatment” means U.S. federal, state or local income tax treatment, and “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the transactions contemplated by this Commitment Letter but does not include information relating to the identity of the parties hereto or any of their respective affiliates.

9.         Miscellaneous.

Each Commitment Party’s commitments and agreements hereunder will terminate upon the first to occur of (i) the consummation of the Acquisition, (ii) the abandonment or termination of the Acquisition Agreement by you and (iii) June 8, 2015, subject to one 30 day extension under the Acquisition Agreement for regulatory approvals.  Subject to the last sentence of this paragraph and the terms of the Fee Letter, you may terminate this Commitment Letter and/or each Commitment Party’s commitments hereunder.  In addition, each Commitment Party’s commitments hereunder to provide and arrange the Bridge Facility will be reduced by any issuance of the Notes (including the issuance of Notes into escrow). The provisions set forth under Sections 3, 4, 5 (including Annex A), 7 and 8 hereof and this Section 9 hereof will remain in full force and effect regardless of whether the definitive Facility Documentation is executed and delivered.  The provisions set forth under Sections 5 (including Annex A), 7 and 8 hereof, and the fee and expense reimbursement provisions of the Fee Letter will remain in full force and effect notwithstanding the expiration or termination of this Commitment Letter or the Commitment Parties’ commitments and agreements hereunder; provided that such provisions relating to indemnification and reimbursement shall terminate and be superseded by the terms of the Facility Documentation to the extent covered thereby and to the extent such Facility Documentation becomes effective.

Each party hereto agrees for itself and its affiliates that any suit or proceeding arising in respect to this Commitment Letter or the Commitment Parties’ commitments or agreements hereunder or the Fee Letter will be tried exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state or federal court located in the Borough of Manhattan in the City of New York, and each party hereto agrees to submit to the exclusive jurisdiction of, and to venue in, such court.  ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING IN CONNECTION WITH OR AS A RESULT OF EITHER THE COMMITMENT PARTIES’ COMMITMENTS OR AGREEMENTS OR ANY MATTER REFERRED TO IN THIS COMMITMENT LETTER OR THE FEE LETTER IS HEREBY WAIVED BY THE PARTIES HERETO.  THIS COMMITMENT LETTER

AND THE FEE LETTER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD RESULT IN THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION).

The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) the Commitment Parties and each Lender may be required to obtain, verify and record information that identifies the Borrower and each of the Guarantors, which information includes the name and address of the Borrower and each of the Guarantors and other information that will allow the Commitment Parties and each Lender to identify the Borrower and each of the Guarantors in accordance with the Patriot Act.  This notice is given in accordance with the requirements of the Patriot Act and is effective for the Commitment Parties and each Lender.

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement.  Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or electronic transmission (in “pdf” or “tif” format) will be effective as delivery of a manually executed counterpart hereof.  This Commitment Letter and the Fee Letter are the only agreements that have been entered into among the parties hereto with respect to the Facilities and set forth the entire understanding of the parties with respect thereto and supersede any prior written or oral agreements among the parties hereto with respect to the Facilities.

[Remainder of page intentionally left blank]

Please confirm that the foregoing is in accordance with your understanding by signing and returning to the Commitment Parties the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, with the Fee Letter on or before the close of business on September 8, 2014, whereupon this Commitment Letter and the Fee Letter will become binding agreements between us.  If the Commitment Letter and Fee Letter have not been signed and returned as described in the preceding sentence by such date, this offer will terminate on such date.  We look forward to working with you on this transaction.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Dan Kelly
Name: Dan Kelly
Title: Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Dan Kelly
Name: Dan Kelly
Title: Managing Director

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Stefan Parsch
Name: Stefan Parsch
Title: Director

By:	/s/ Robert M. Wood, JR.
Name: Robert M. Wood, JR.
Title:

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Nicholas Hayes
Name: Nicholas Hayes
Title: Managing Director

By:	/s/ Stephen Cunningham
Name: Stephen Cunningham
Title: Managing Director

ACCEPTED AND AGREED AS OF THE DATE FIRST WRITTEN ABOVE:

GLOBAL CASH ACCESS HOLDINGS, INC.

By:	/s/ Randy L. Taylor
Name: Randy L. Taylor
Title: CFO

Annex A

In the event that any Commitment Party becomes involved in any capacity in any action, proceeding or investigation brought by or against any person, including shareholders, partners, members or other equity holders of the Company or Target in connection with or as a result of either this arrangement or any matter referred to in this Commitment Letter or the Fee Letter (together, the “Letters”), the Company agrees to reimburse each Commitment Party for its reasonable and documented out-of-pocket legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith.  The Company also agrees to indemnify and hold each Commitment Party harmless against any and all losses, claims, damages or liabilities to any such person in connection with or as a result of the transactions contemplated by this Commitment Letter (whether or not such investigation, litigation, claim or proceeding is brought by you, your equity holders or creditors or an indemnified party and whether or not any such indemnified party is otherwise a party thereto), except to the extent that such loss, claim, damage or liability (x) has been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the gross negligence or willful misconduct of such Commitment Party in performing the services that are subject of the Letters or (ii) a material breach of the obligations of such Commitment Party under the Letters or (y) has resulted from any dispute solely among the Commitment Parties other than claims against any Commitment Party in its capacity or fulfilling its role as an agent or arranger or any similar role under the Letters or the Facilities and other than any claims arising out of any act or omission on the part of the Company or its affiliates, provided, however, that notwithstanding anything to the contrary provided herein, in no event shall (x) the Company have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of the Company’s activities related to the Letters (other than in respect of any such damages required to be indemnified under this Annex A) and (y) the Company have any obligations to reimburse or indemnify any indemnified party for its out-of-pocket legal expenses other than the reasonable, documented fees, charges and disbursements of a single counsel for all indemnified parties, selected by the Commitment Parties, and of such special counsel and local counsel as the Commitment Parties may deem appropriate in their good faith discretion, except that if any indemnified party reasonably concludes that its interests conflict with those of another indemnified party and notifies the Company of such conflict, the Company shall be responsible for the reasonable documented fees, charges and disbursements of one separate counsel (and special and local counsel) for all such conflicted indemnified parties.  If for any reason the foregoing indemnification is unavailable to any Commitment Party or insufficient to hold it harmless, then the Company will contribute to the amount paid or payable by the Commitment Party as a result of such loss, claim, damage or liability (a) in such proportion as is appropriate to reflect the relative benefits of (i) the Company and its affiliates, shareholders, partners, members or other equity holders on the one hand and (ii) such Commitment Party on the other hand in the matters contemplated by the Letters or (b) if the allocation provided by clause (a) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (a) above but also the relative fault of (i) the Company and its affiliates, shareholders, partners, members or other equity holders and (ii) such Commitment Party with respect to such loss, claim, damage or liability, and any other relevant equitable considerations.  The reimbursement, indemnity and contribution obligations of the Company under this paragraph will be in addition to any liability which the Company may otherwise have, will extend upon the same terms and conditions to any affiliate of a Commitment Party and the partners, members, directors, agents, employees and controlling persons (if any), as the case may be, of such Commitment Party and any such affiliate (collectively with the Commitment Parties, an “indemnified party”), and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, each Commitment Party, any such affiliate and any such person.  The Company also agrees that neither any indemnified party nor any of such affiliates, partners, members, directors, agents, employees or controlling persons will have any liability based on its or their exclusive or contributory negligence or

Annex A - 1

otherwise to the Company or any person asserting claims on behalf of or in right of the Company or any other person in connection with or as a result of either this arrangement or any matter referred to in the Letters, except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Company or their respective affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such indemnified party in performing the services that are the subject of the Letters; provided, however, that in no event will such indemnified party or such other parties have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such indemnified party’s or such other parties’ activities related to the Letters; provided that nothing contained in this sentence shall limit the Borrower’s indemnification obligations to the extent such special, indirect, consequential and punitive damages are included in any third party claim in connection with which such indemnified party is entitled to indemnification hereunder.

The Company will not be required to indemnify any Commitment Party for any amount paid or payable by such Commitment Party in the settlement of any action, proceeding or investigation without the Company’s consent, which consent will not be unreasonably withheld or delayed; provided, that the foregoing indemnity will apply to any such settlement in the event that the Company was offered the ability to assume the defense of the action that was the subject matter of such settlement and elected not to so assume. The provisions of this Annex A will survive any termination or completion of the arrangement provided by the Letters.

Annex A - 2

Annex B

Summary of the Senior Secured Facilities

This Summary outlines certain terms of the Senior Secured Facilities referred to in the Commitment Letter, of which this Annex B is a part.  Certain capitalized terms used herein are defined in the Commitment Letter.

Borrower:	Global Cash Access, Inc. (the “Borrower”).

Joint Lead Arrangers and
Joint Bookrunners:

Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its designated affiliates) (“Merrill Lynch”) and Deutsche Bank Securities Inc. (“DBSI”), in each case in its capacity as Joint Lead Arranger and Joint Bookrunner (collectively, the “Bank Lead Arrangers” or, the “Arrangers”).

Syndication Agent:	DBSI, in its capacity as Syndication Agent (the “Syndication Agent”).

Bank Administrative Agent:	Bank of America, N.A. (“Bank of America”), in its capacity as sole and exclusive administrative agent and collateral agent (the “Bank Administrative Agent”).

Lenders:

Bank of America, Deutsche Bank AG New York Branch (“DBNY”) and/or other financial institutions selected by the Bank Lead Arrangers in consultation with and reasonably acceptable to the Borrower (each, a “Bank Lender” and, collectively, the “Bank Lenders”).

Senior Secured Facilities:

(A) A senior secured term loan facility in an aggregate principal amount of up to $800.0 million (the “Term B Facility”; the loans thereunder, the “Term B Loans”; the Bank Lenders thereunder, the “Term B Lenders”).

(B) A senior secured revolving credit facility in an aggregate principal amount of $50.0 million (the “Revolving Facility”; the commitments thereunder, the “Revolving Commitments”; the loans thereunder, the “Revolving Loans”; the Bank Lenders thereunder, the “Revolving Lenders”), of which up to an amount to be agreed shall be available in the form of Letters of Credit (as defined below).

Swingline:

In connection with the Revolving Facility, Bank of America (in such capacity, the “Swingline Lender”) will make available to the Borrower a swingline facility under which the Borrower may make short-term borrowings (on same-day notice (in minimum amounts to be mutually agreed upon and integral multiples to be agreed upon)) of up to an amount to be agreed. Except for purposes of calculating the commitment fee described on Exhibit I to this Annex B, any such swingline borrowings will reduce

Annex B - 1

availability under the Revolving Facility on a dollar-for-dollar basis.

Upon notice from the Swingline Lender, the Bank Lenders will be unconditionally obligated to purchase participations in any swingline loan pro rata based upon their Revolving Commitments.

If any Revolving Lender becomes a Defaulting Bank Lender (to be defined based on the below and as otherwise mutually reasonably agreed) then the swingline exposure of such Defaulting Bank Lender will automatically be reallocated among the non-Defaulting Bank Lenders pro rata in accordance with their Revolving Commitments up to an amount such that the revolving credit exposure of such non-Defaulting Bank Lender does not exceed its Revolving Commitments. In the event such reallocation does not fully cover the exposure of such Defaulting Bank Lender, the Swingline Lender may require the Borrower to repay such “uncovered” exposure in respect of the swingline loans and will have no obligation to make new swingline loans to the extent such swingline loans would exceed the commitments of the non-Defaulting Bank Lenders.

“Defaulting Bank Lender” means any Bank Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default”.

“Lender Default” means (i) the refusal or failure of any Bank Lender to make available its portion of any incurrence of Revolving Loans or participations in letters of credit or swingline borrowings, which refusal or failure is not cured within one business day after the date of such refusal or failure; (ii) the failure of any Bank Lender to pay over to the Bank Administrative Agent, any Issuing Lender (as defined below), any Swingline Lender or any other Bank Lender any other amount required to be paid by it hereunder within one business day of the date when due, unless the subject of a good faith dispute; (iii) a Bank Lender has notified the Borrower or the Bank Administrative Agent that it does not intend or expect to comply with any of its funding obligations or has made a public statement to that effect with respect to its funding obligations under the Senior Secured Facilities; (iv) the failure by a Bank Lender to confirm in a manner reasonably satisfactory to the Bank Administrative Agent that it will comply with its obligations under the Senior Secured Facilities or (v) a Distressed Person (as defined below) that has admitted in writing that it is insolvent or such Distressed Person becomes subject to a Lender-Related Distress Event.

Annex B - 2

“Lender-Related Distress Event” means, with respect to any Bank Lender, that such Bank Lender or any person that directly or indirectly controls such Bank Lender (each, a “Distressed Person”), as the case may be, is or becomes subject to a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any governmental authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of (i) the ownership or acquisition of any equity interests in any Bank Lender or any person that directly or indirectly controls such Bank Lender by a governmental authority or an instrumentality thereof or (ii) an undisclosed administration pursuant to the laws of the Netherlands.

Incremental Facilities:

The Senior Secured Facilities will permit the Borrower to add one or more incremental term loan facilities to the Senior Secured Facilities (each, an “Incremental Term Facility”), and/or increase commitments under the Revolving Facility Commitments (any such increase, an “Incremental Revolving Increase”) and/or add one or more incremental revolving credit facility tranches (each, an “Incremental Revolving Facility”; the Incremental Term Facilities, the Incremental Revolving Increases and the Incremental Revolving Facilities are collectively referred to as “Incremental Facilities”) in an aggregate principal amount of up to (a) $100.0 million plus (b) an additional amount if, after giving effect to the incurrence of such additional amount, the Senior Secured Leverage (as defined below) is equal to or less than 3.50:1.00 (assuming all such additional amounts were secured, whether or not so secured, and including for this purpose the full amount of any Incremental Revolving Increase or Incremental Revolving Facility (whether or not borrowed)); provided that (i) no existing Bank Lender will be required to participate in any such Incremental Facilities, (ii) no event of default exists, or would exist after, giving effect thereto, (iii) the final maturity date and the weighted average maturity of any such Incremental Term Facility shall not be earlier than, or shorter than, as the case may be, the maturity date or the weighted average life, as applicable, of the Term B Facility, (iv) the pricing, interest rate margins, discounts, premiums, rate floors, fees and amortization schedule applicable to any Incremental Term Facility shall be determined by the Borrower and the lenders thereunder (subject to clause (vii)

Annex B - 3

below); (v) any Incremental Revolving Facility or Incremental Revolving Increase shall be on the same terms and pursuant to the same documentation applicable to the Revolving Facility (including the maturity date in respect thereof (provided the applicable margin applicable thereto may be increased if necessary to be consistent with that for the Incremental Revolving Facility)); (vi) any Incremental Term Facility shall be on terms and pursuant to documentation to be determined by the Borrower, provided that, to the extent such terms and documentation are not consistent with, in the case of an Incremental Term B Facility, the Term B Facility (except to the extent permitted by clause (iii) or (iv) above), they shall be reasonably satisfactory to the Bank Administrative Agent (it being understood to the extent that any financial maintenance covenant is added for the benefit of any Incremental Facility, no consent shall be required from the Administrative Agent or any Lender to the extent that such financial maintenance covenant is also added for the benefit of any corresponding existing Facility); and (vii) the All-In Yield (as defined below) applicable to any Incremental Term Facility will be determined by the Borrower and the lenders providing such Incremental Term Facility, but will not be more than 0.50% higher than the corresponding All-In Yield for the existing Term B Facility unless the interest rate margin with respect to the existing Term B Facility is increased by an amount equal to the difference between the All-In Yield with respect to the Incremental Term Facility and the corresponding All-In Yield on the existing Term B Facility minus 0.50%.

As used herein, (x) the “Senior Secured Leverage” means the ratio of consolidated secured net debt for borrowed money (calculated net of unrestricted cash other than the proceeds of Incremental Facilities to be drawn at such time subject to a cap of $50.0 million in the aggregate), including capital leases and purchase money obligations to trailing four-quarter EBITDA (as defined below) and (y) “All-In Yield” means, as to any indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, an Adjusted LIBOR or ABR floor (solely to the extent greater than 1.00% or 2.00%, respectively), or otherwise, in each case, incurred or payable by the Borrower generally to all the lenders of such indebtedness; provided that OID and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable Indebtedness); and provided further that “All-In Yield” shall not include arrangement fees, structuring fees, commitment fees, underwriting fees and similar fees (regardless of whether paid in whole or in part to one or more, but not all, lenders) or other fees not paid generally to all lenders of such indebtedness. For the avoidance of doubt, obligations under the

Annex B - 4

Borrower’s Contract Cash Solutions Agreement with Wells Fargo shall be excluded from consolidated secured net debt for borrowed money for purposes of determining the Senior Secured Leverage.

The Senior Secured Facilities will permit the Borrower to utilize availability under the Incremental Facilities amount to issue first lien notes or junior lien secured indebtedness (in each case, subject to customary intercreditor terms to be mutually agreed and set forth in an exhibit to the definitive documentation for the Senior Secured Facilities) or unsecured indebtedness, with the amount of such secured or unsecured indebtedness reducing the aggregate principal amount available for the Incremental Facilities; provided that such secured or unsecured indebtedness (i) does not mature on or prior to the maturity date of, or have a shorter weighted average life than, loans under the Term B Facility, (ii) has covenants no more restrictive (taken as a whole) than those under the Term B Facility as determined in good faith by the Borrower (it being understood to the extent that any financial maintenance covenant is added for the benefit of any such debt, no consent shall be required from the Bank Administrative Agent or any Lender to the extent that such financial maintenance covenant is also added for the benefit of any corresponding existing Facility), (iii) there shall be no borrower or guarantor in respect of any such indebtedness that is not the Borrower or a Guarantor and (iv) if secured, such indebtedness shall not be secured by any assets that do not constitute collateral for the Term B Facility.

Use of Proceeds:

(A) The proceeds of borrowings under the Term B Facility will be used by the Borrower, on the date of the initial borrowing under the Senior Secured Facilities (the “Closing Date”), together with the proceeds of the issuance of the Notes and/or borrowings of the Bridge Loans and the Cash Contribution, to fund the Acquisition, the Refinancing and pay fees and expenses associated therewith.

(B) The Letters of Credit and proceeds of Revolving Loans will be used by the Borrower and its subsidiaries for working capital and for other general corporate purposes (including to finance the transactions related to the Acquisition).

Availability:	(A) The Term B Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Term B Facility that are repaid or prepaid may not be reborrowed.

(B) Revolving Loans may be made available on the Closing Date to finance the transactions related to the Acquisition and fund any fees required to be funded on the Closing Date so long as after giving effect to all borrowings under the Revolving Facility

Annex B - 5

(including the issuance of Letters of Credit) on the Closing Date, the Borrower shall have at least $15.0 million of availability under the Revolving Facility. Additionally, Letters of Credit may be issued on the Closing Date in order to backstop or replace letters of credit outstanding on the Closing Date. Otherwise, Revolving Loans will be available at any time after the Closing Date and prior to the final maturity of the Revolving Facility, in minimum principal amounts to be agreed upon. Amounts repaid under the Revolving Facility may be reborrowed.

Interest Rates and Fees:	As set forth on Exhibit I to this Annex B.

Default Rate:

With respect to overdue principal, the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount, including overdue interest, the interest rate applicable to ABR loans (as described in Exhibit I) plus 2.00% per annum.

Letters of Credit:

No less than an amount to be agreed of the Revolving Facility will be available to the Borrower for the purpose of issuing letters of credit (the “Letters of Credit”). Letters of Credit will be issued by Bank of America and other Revolving Lenders reasonably acceptable to the Borrower and the Bank Administrative Agent (each, an “Issuing Lender”). Each Letter of Credit shall expire not later than the earlier of (a) 12 months after its date of issuance or such longer period of time as may be agreed by the applicable Issuing Lender and (b) the fifth business day prior to the final maturity of the Revolving Facility except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Lender, provided that no Bank Lender shall be required to fund participations in Letters of Credit after the maturity date applicable to its commitments; provided that any Letter of Credit may provide for automatic renewal thereof for additional periods of up to 12 months or such longer period of time as may be agreed by the applicable Issuing Lender (which in no event shall extend beyond the date referred to in clause (b) above, except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Lender, provided that no Bank Lender shall be required to fund participations in Letters of Credit after the maturity date applicable to its commitments). Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of borrowings under the Revolving Facility) within one business day after notice of such drawing is received by the Borrower from the relevant Issuing Lender. To the extent that the Borrower does not reimburse the Issuing Lender within the time period specified above, the Revolving Lenders shall be irrevocably obligated to reimburse the Issuing Lender pro rata based upon their respective Revolving Facility commitments. If any Revolving Lender

Annex B - 6

becomes a Defaulting Bank Lender, then the Letter of Credit exposure of such Defaulting Bank Lender will automatically be reallocated among the non-Defaulting Bank Lenders pro rata in accordance with their Revolving Commitments up to an amount such that the revolving credit exposure of any non-Defaulting Bank Lender does not exceed its Revolving Commitment. In the event that such reallocation does not fully cover the Letter of Credit exposure of such Defaulting Bank Lender, the applicable Issuing Lender may require the Borrower to cash collateralize such “uncovered” exposure in respect of each outstanding Letter of Credit and will have no obligation to issue new Letters of Credit, or to extend, renew or amend existing Letters of Credit to the extent Letter of Credit exposure would exceed the Revolving Commitments of the non-Defaulting Bank Lenders, unless such “uncovered” exposure is cash collateralized to the Issuing Lender’s reasonable satisfaction.

Final Maturity and
Amortization:	(A) The Term B Facility:

The Term B Facility will mature on the date that is seven years after the Closing Date and, commencing at least one full fiscal quarter after the Closing Date, will amortize in equal quarterly installments in aggregate annual amounts equal to 1.00% of the original principal amount of the Term B Facility with the balance payable on the seventh anniversary of the Closing Date; provided that the Senior Secured Facilities Documentation shall provide the right of individual Term B Lenders to agree to extend the maturity of their Term B Loans upon the request of the Borrower and without the consent of any other Bank Lender (as further described below).

(B) Revolving Facility:

The Revolving Facility will mature, and Revolving Commitments will terminate, on the date that is five years after the Closing Date; provided that the Senior Secured Facilities Documentation shall provide the right of individual Revolving Lenders to agree to extend the maturity of their Revolving Commitments and Revolving Loans upon the request of the Borrower and without the consent of any other Bank Lender (as further described below).

The Senior Secured Facilities Documentation shall contain customary “amend and extend” provisions pursuant to which any individual Bank Lender may agree to extend (which may include, among other things, an increase in the interest rates payable with respect to such extended loans, which such extensions shall not be subject to any “default stopper”, financial tests or “most favored nation pricing provisions”) the maturity date of its outstanding commitments in respect of the Revolving

Annex B - 7

Facility or under any Incremental Revolving Facility or in respect of any class of Term B Loans (including any Incremental Term B Loans), in each case, upon the request of the Borrower and without the consent of any other Bank Lender (it is understood that (i) no existing Bank Lender will have any obligation to commit to any such extension and (ii) each Bank Lender under the class being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Bank Lender under such class).

Guarantees:

All obligations of the Borrower (the “Obligations”) under (i) the Senior Secured Facilities, (ii) interest rate protection, commodity trading or hedging, currency exchange or other non-speculative hedging or swap arrangements permitted under the Senior Secured Facilities Documentation (other than any obligation of any Guarantor to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act (a “Swap”), if, and to the extent that, all or a portion of the guarantee by such Guarantor of, or the grant by such Credit Party of a security interest to secure, such Swap (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof)) entered into with (A) the Bank Administrative Agent, any Arranger, any Bank Lender or any affiliate of the Bank Administrative Agent or a Bank Lender at the time entered into or (B) any entity that was, or whose affiliate was, the Bank Administrative Agent, an Arranger or a Bank Lender on the Closing Date (the “Hedging Arrangements”) and (iii) cash management and treasury arrangements entered into with the Bank Administrative Agent, any Arranger, any Bank Lender or any affiliate of the Bank Administrative Agent, an Arranger or a Bank Lender at the time entered into (“Treasury Arrangements”) will be unconditionally guaranteed jointly and severally on an equal priority senior secured basis (the “Guarantees”) by the Company and each existing and subsequently acquired or organized direct or indirect wholly owned U.S. restricted subsidiary of the Company (other than any such subsidiary (a) that is a subsidiary of a non-U.S. subsidiary of the Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of the Code (a “CFC”), (b) that is a U.S. subsidiary that has no material assets other than the equity of one or more direct or indirect non-U.S. subsidiaries that are CFCs, (c) that has been designated as an unrestricted subsidiary, (d) that is below a materiality threshold (based on assets or revenues) to be agreed, (e) that is not permitted by law, regulation or contract existing on the Closing Date or on the date any such subsidiary is acquired (so long as in respect of any such contractual prohibition such prohibition is not incurred in

Annex B - 8

contemplation of such acquisition) to provide such guarantee, or would require governmental (including gaming or other regulatory) consent, approval, license or authorization to provide such guarantee, (unless such consent, approval, license or authorization has been received) and (f) that is a special purpose entity) (the “Guarantors”; and together with the Borrower, the “Credit Parties”). In addition, certain subsidiaries may be excluded from the guarantee requirements under the definitive documentation related to the Senior Secured Facilities in circumstances where the Borrower and the Bank Administrative Agent reasonably agree that the cost of providing such a guarantee (including any material adverse tax consequences) is excessive in relation to the value afforded thereby.

Unrestricted Subsidiaries:

The Senior Secured Facilities Documentation will contain provisions pursuant to which, subject to limitations on loans, advances, guarantees and other investments in, unrestricted subsidiaries, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary so long as, after giving effect to any such designation or re-designation, (a) the Borrower shall be in pro forma compliance with the Financial Covenant recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, (b) the fair market value of such subsidiary at the time it is designated as an “unrestricted subsidiary” shall be treated as an investment by the Borrower at such time and (c) no default or event of default under the Senior Secured Facilities Documentation has occurred or is continuing or would exist after giving effect thereto. Unrestricted subsidiaries will be excluded from the guarantee requirements and will not be subject to the representations and warranties, covenants, events of default or other provisions of the Senior Secured Facilities Documentation (other than with respect to PATRIOT Act, FCPA, OFAC and anti-money laundering provisions), and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of calculating any financial metric contained in the Senior Secured Facilities Documentation except to the extent of distributions received therefrom.

Security:

Subject to the limitations set forth below in this section, and, on the Closing Date, the Funding Conditions Provision, the Obligations, the Guarantees and any Hedging Arrangements or Treasury Arrangements will be secured by substantially all of the present and after acquired assets of each of the Credit Parties (collectively, but excluding the Excluded Assets (as defined below), the “Collateral”), including, (a) a perfected first priority pledge of all the capital stock of the Borrower and each direct,

Annex B - 9

wholly owned material restricted subsidiary held by any Credit Party (which pledge, in the case of any CFC or a subsidiary of the type described in clause (b) under the heading “Guarantees”) shall be limited to 65% of the voting capital stock and 100% of the non-voting capital stock of such subsidiary) and (b) a perfected first priority security interest in substantially all other tangible and intangible assets of the Credit Parties (including but not limited to accounts receivable, inventory, equipment, general intangibles, investment property, real property, intellectual property and the proceeds of the foregoing).

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (i) any fee owned real property with a value of less than an amount to be agreed (with all required mortgages being permitted to be delivered post-closing) and all real property leasehold interests (including requirements to deliver landlord lien waivers, estoppels and collateral access letters), (ii) motor vehicles and other assets subject to certificates of title, letter of credit rights (other than to the extent such rights can be perfected by filing a UCC-1) and commercial tort claims below a threshold to be agreed, (iii) those assets over which the granting of security interests in such assets would be prohibited by applicable law or regulation (in each case, except to the extent such prohibition is unenforceable after giving effect to applicable provisions of the Uniform Commercial Code or other applicable law, other than proceeds thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibitions) or to the extent that such security interests would require obtaining the consent of any governmental authority (unless such consent has been received) or would result in materially adverse tax consequences as reasonably determined in writing by the Borrower and the Bank Administrative Agent, (iv) any foreign collateral or credit support, (v) to the extent requiring the consent of one or more third parties (other than the Borrower or any Guarantor) or prohibited by the terms of any applicable organizational documents, joint venture agreement or shareholders’ agreement, equity interests in any person other than wholly owned material restricted subsidiaries, (vi) those assets as to which the Bank Administrative Agent and the Borrower reasonably determine in writing that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Bank Lenders of the security to be afforded thereby, (vii) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, (viii) any lease, license or other agreement or any property subject to a purchase money security interest, capital lease obligation or similar arrangement (in each case to the extent permitted under the Senior Secured Facilities Documentation) to the extent that a

Annex B - 10

grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money, capital lease or similar arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or a Guarantor) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition and (ix) other exceptions to be mutually agreed. The foregoing described in clauses (i) through (ix) are, collectively, the “Excluded Assets”.

No actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of the U.S. or to perfect or make enforceable any security interests in any assets located or titled outside of the U.S. (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non U.S. jurisdiction) and no control agreements or other control arrangements shall be required with respect to letter-of-credit rights, electronic chattel paper or any assets requiring perfection through control agreements (including without limitation deposit accounts and other bank or securities accounts). All the above-described pledges, security interests and mortgages shall be created on terms in the Senior Secured Facilities Documentation, and none of the Collateral or other assets of the Credit Parties shall be subject to other pledges, security interests or mortgages, subject to customary exceptions for financings of this kind consistent with the Documentation Principles.

Mandatory Prepayments:

The Term B Loans shall be prepaid with (a) 100% of the net cash proceeds received from the incurrence of indebtedness by the Borrower or any of its domestic restricted subsidiaries (other than indebtedness permitted under the Senior Secured Facilities), (b) 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property (including casualty and condemnation events) by the Borrower and its restricted subsidiaries, and in each case subject to the right of the Borrower to reinvest such proceeds if such proceeds are reinvested (or committed to be reinvested) within 12 months and, if so committed to reinvestment, reinvested within 6 months thereafter, and other exceptions to be agreed upon and (c) 50% of Excess Cash Flow (to be defined in a manner to be agreed) of the Company and its subsidiaries, with stepdowns to 25% and 0% at Senior Secured Leverage levels to be agreed. Notwithstanding the foregoing, mandatory prepayments with respect to clause (b) above shall be limited to the extent that the Borrower determines that such prepayments would either (i)

Annex B - 11

result in material adverse tax consequences related to the repatriation of funds in connection therewith by foreign subsidiaries or (ii) be prohibited or delayed by applicable law. Within the Term B Facility, mandatory prepayments shall be applied to the scheduled installments of principal of the Term B Facility in direct order of maturity. Any Term B Lender may elect not to accept any mandatory prepayment made pursuant to clause (a) or (b) above (each a “Declining Lender”). Any prepayment amount declined by a Declining Lender, subject to any prepayment requirements of the Notes and/or Bridge Facility, may be retained by the Borrower.

Voluntary Prepayments:

Solely to the extent that such prepayment (including repricings (including pursuant to an amendment) or refinancings) is made with the proceeds of new indebtedness whose yield (taking into account any applicable interest rate margin, original issue discount, up-front fees and any LIBOR “floor”) is lower than the yield applicable to the Term B Facility immediately prior to such prepayments, voluntary prepayments, repricings or refinancings of the Term B Facility (but excluding any prepayments, repricings or refinancings in connection with a transformative acquisition not permitted under the Senior Secured Facilities or a change of control transaction) made prior to 6-months following the Closing Date shall be made at 101.0% of the amount so prepaid, repaid, repriced or refinanced.

Subject to the above, voluntary reductions of the unutilized portion of the Revolving Commitments and prepayments of borrowings under the Senior Secured Facilities will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the Bank Lenders’ redeployment costs actually incurred in the case of a prepayment of LIBOR borrowings other than on the last day of the relevant interest period. All voluntary prepayments of the Term B Facility and any Incremental Term Facility will be applied to the remaining amortization payments under the Term B Facility or such Incremental Term Facility, as directed by the Borrower (and absent such direction, in direct order of maturity thereof), including to any class of extending or existing Loans in such order as the Borrower may designate, and shall be applied to either the Term B Facility or any Incremental Term Facility as determined by the Borrower.

Senior Secured Facilities
Documentation:

The definitive documentation for the Term B Facility and the Revolving Facility (collectively, the “Senior Secured Facilities Documentation”) will contain incurrence-based covenants and the other terms set forth in this Annex B and, to the extent not specified in Annex B, such other terms as are customary for similar financings of comparable borrowers as modified to

Annex B - 12

reflect the operational and strategic requirements of the Company and its subsidiaries in light of their size (after giving effect to the Acquisition), industries, businesses and business practices, operations, financial accounting and projections, and will otherwise be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date (such requirements, the “Documentation Principles”). The Senior Secured Facilities Documentation shall contain only those payments, conditions to borrowing, mandatory prepayments, representations and warranties, covenants and events of default expressly set forth in this Annex B and with standards, definitions, qualifications, thresholds, exceptions, baskets and grace periods consistent with the Documentation Principles.

Conditions Precedent to Initial
Borrowing:

The availability of the initial borrowing and other extensions of credit under the Senior Secured Facilities will be subject solely to (i) the applicable conditions set forth in Annex D to the Commitment Letter, (ii) accuracy of representations and warranties in all material respects (provided that any such representations and warranties which are qualified by materiality, material adverse effect or similar language shall be true and correct in all respects), (iii) absence of defaults or events of default and (iv) the delivery of a customary borrowing notice.

Conditions Precedent to All
Subsequent Borrowings:

After the Closing Date, each extension of credit will be conditioned upon: delivery of notice, accuracy of representations and warranties in all material respects (provided that any such representations and warranties which are qualified by materiality, material adverse effect or similar language shall be true and correct in all respects) and absence of defaults or events of default.

Representations and
Warranties:

Limited to the following: organizational status; power and authority, qualification, execution, delivery and enforceability of Senior Secured Facilities Documentation; with respect to the execution, delivery and performance of the Senior Secured Facilities Documentation, no violation of, or conflict with, law, charter documents or material agreements; compliance with law; compliance with statutes applicable to the Company; litigation; margin regulations; material governmental approvals with respect to the execution, delivery and performance of the Senior Secured Facilities; Investment Company Act; PATRIOT Act; accuracy of disclosure and financial statements; since the Closing Date, no Material Adverse Effect (as defined below) (it being understood that, for purposes of the initial borrowing and other extensions of credit on the Closing Date, such definition shall be Target Material Adverse Effect (as defined in Section 2 of the Commitment Letter)); taxes; ERISA; FCPA; OFAC;

Annex B - 13

compliance with anti-money laundering laws; insurance; subsidiaries; intellectual property; creation, validity and perfection of security interests; environmental laws; properties; consolidated closing date solvency; use of proceeds; and status as senior debt; subject, in the case of each of the foregoing representations and warranties, to qualifications and limitations for materiality consistent with the Documentation Principles.

“Material Adverse Effect” shall mean a circumstance or condition that has, or would reasonably be expected to have, a material adverse effect on (a) the business, assets, operations, or financial condition of the Company and its subsidiaries, taken as a whole, (b) the ability of the Company and the other Credit Parties, taken as a whole, to perform their payment obligations under the Senior Secured Facilities Documentation or (c) the material rights and remedies of the Bank Administrative Agent and the Bank Lenders under the Senior Secured Facilities Documentation.

Affirmative Covenants:

Limited to the following (to be applicable to the Company and its restricted subsidiaries): delivery of annual and quarterly financial statements and other information (with 90 days for delivery of the annual financial statements and 45 days for the first three quarterly financial statements), and with annual financial statements to be accompanied by an audit opinion from nationally recognized auditors that is not subject to qualification as to “going concern” or the scope of such audit other than solely with respect to, or resulting solely from (i) an upcoming maturity date under the Revolving Facility occurring within one year from the time such opinion is delivered or (ii) any potential inability to satisfy the Financial Covenant on a future date or in a future period; delivery of notices of defaults and certain material events; maintenance of organizational existence and rights and privileges; maintenance of insurance; payment of taxes; compliance with laws (including PATRIOT Act, FCPA, OFAC and anti-money laundering laws); ERISA; environmental; transactions with affiliates; changes in fiscal year; Lender calls; additional guarantors and collateral; use of proceeds; changes in lines of business; inspection of books and records; maintenance of ratings (but no specific ratings); and further assurances; subject, in the case of each of the foregoing covenants, to exceptions and qualifications consistent with the Documentation Principles.

Negative Covenants:

Limited to (to be applicable to the Company and its restricted subsidiaries): limitations on the incurrence of debt (which shall permit (i) incremental credit facilities, (ii) (x) unsecured indebtedness and (y) acquired indebtedness, in each case subject to pro forma compliance with a fixed charge coverage ratio test of 2.00:1.00, (iii) exceptions for purchase money indebtedness

Annex B - 14

and capital leases up to an amount to be agreed and (iv) a general basket in an amount to be agreed); liens; fundamental changes; restrictions on subsidiary distributions and negative pledges; asset sales (which shall be permitted subject to (i) a 75% cash consideration requirement (with the ability to designate certain non-cash assets as cash) and (ii) a fair market value requirement and compliance with mandatory prepayments); transactions with affiliates; changes in fiscal year; investments (including acquisitions) (which covenant will include the following exceptions and baskets: (i) a general basket, (ii) a basket for investments in restricted subsidiaries that are not Guarantors and (iii) a basket for permitted acquisitions so long as Senior Secured Leverage is less than a level to be agreed on a pro form basis for such acquisition); restricted payments (including dividends and repurchases of capital stock) (which covenant will include the following exceptions and baskets: (i) a general basket and (ii) a basket based on the sum of (a) retained “Excess Cash Flow”, (b) 100% of qualified equity proceeds and (c) other amounts to be determined, which basket in this clause (ii) may be used for dividends, repurchases of capital stock, investments and prepayments of junior debt (the “Builder Basket”)); prepayments of junior debt (which covenant will include a general basket); amendments to organizational documents, junior debt and certain other material agreements); subject, in the case of each of the foregoing covenants, to exceptions, qualifications and, as appropriate, baskets to be agreed upon.

Financial Covenants:	With respect to the Term B Facility: None.

With respect to the Revolving Facility: Limited to the following financial maintenance covenant (the “Financial Covenant”): a maximum Senior Secured Leverage Ratio.

The Financial Covenant (x) will be tested quarterly commencing with the first full fiscal quarter to occur after the Closing Date and (y) will be set at a level (with step-downs) to reflect a 30% cushion to the Company’s model delivered to the Commitment Parties on September 5, 2014.

“EBITDA” shall be defined in a manner consistent with the Documentation Principles and in any event shall include, without limitation, add-backs, deductions and adjustments, as applicable, without duplication, for (a) non-cash items, (b) extraordinary, unusual or non-recurring items, (c) restructuring charges and related charges, (d) pro forma adjustments, pro forma cost savings, operating expense reductions and cost synergies, in each case, related to mergers and other business combinations, acquisitions, divestitures and other similar transactions (including in respect of the pro forma adjustments and addbacks set forth in clause (c) above) consummated by the Borrower and

Annex B - 15

projected by the Borrower in good faith to result from actions taken or expected to be taken (in the good faith determination of the Borrower) within six fiscal quarters after the date any such transaction is consummated so long as such pro forma adjustments, pro forma cost savings, operating expense reductions and cost synergies are reasonably identifiable and factually supportable, (e) “run rate” cost savings, operating expense reductions and synergies projected by the Borrower in good faith to result from actions either taken or expected to be taken within 12 months after the date of determination to take such action, so long as such cash savings and synergies are reasonably identifiable and factually supportable, (f) expenses in connection with permitted acquisitions and issuances of debt and equity interests, (g) amortization of development agreement expense and (h) adjustments and add backs reasonably agreed with the Arrangers to be reflected in the Confidential Information Memorandum provided by the Company; provided that the amounts added back pursuant to clauses (c), (d) and (e) of this definition may not exceed 15% of EBITDA for any period (with such calculation being made after giving effect to such addback).

Events of Default:

Limited to the following (to be applicable to the Company and its restricted subsidiaries): nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross default and cross acceleration to material indebtedness; bankruptcy and insolvency of the Company, Borrower or any of their significant restricted subsidiaries; material monetary judgments against the Company, Borrower or any of their significant restricted subsidiaries; ERISA events; actual or asserted invalidity of material guarantees or security documents or any security interest purported to be created thereunder (including failure to be perfected on a first-priority basis subject to certain customary exceptions); and change of control, subject to threshold, notice and grace period provisions consistent with the Documentation Principles.

Notwithstanding the foregoing, (x) only lenders holding at least a majority of the Revolving Commitments and Revolving Loans shall have the ability to (and be required in order to) amend the Financial Covenant and waive a breach of the Financial Covenant, and (y) a breach of the Financial Covenant shall not constitute an event of default with respect to the Term B Facility or trigger a cross-default under the Term B Facility until the date on which the Revolving Loans (if any) have been accelerated or the Revolving Commitments have been terminated, in each case, by the Revolving Lenders in accordance with the terms of the Revolving Facility.

Annex B - 16

Voting:

Amendments and waivers of the Senior Secured Facilities Documentation will require the approval of Bank Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Senior Secured Facilities held by the Bank Lenders (other than Defaulting Bank Lenders) (the “Required Lenders”), except that (i) the consent of each Bank Lender directly and adversely affected thereby shall be required with respect to: (A) increases in the commitment of such Bank Lender, (B) reductions of principal, interest or fees owing to such Bank Lender, (C) extensions or postponement of final maturity, and (D) releases of all or substantially all the value of the Guarantees or releases of liens on all or substantially all of the Collateral, (ii) the consent of 100% of the Bank Lenders will be required with respect to modifications to any of the voting percentages that result in a decrease of voting rights for Bank Lenders and (iii) customary protections for the Bank Administrative Agent, the Swingline Lender and the Issuing Lenders will be provided.

Notwithstanding the foregoing, amendments and waivers of the Financial Covenant will be subject to the second paragraph under “Events of Default” above.

The Senior Secured Facilities shall contain provisions permitting the Borrower to replace (i) non-consenting Bank Lenders in connection with amendments and waivers requiring the consent of all Bank Lenders or of all Bank Lenders directly affected thereby so long as the Required Lenders shall have consented thereto and (ii) Defaulting Bank Lenders.

Cost and Yield Protection:

The Senior Secured Facilities Documentation will include tax gross-up, cost and yield protection provisions substantially consistent with the Documentation Principles (including with respect to the Dodd-Frank Act and the Basel Committee on Banking Regulations and Supervisory Practices). The Senior Secured Facilities shall contain provisions regarding the timing for asserting a claim under the cost and yield protection provisions and permitting the Borrower to replace a Bank Lender who asserts such claim without premium or penalty.

Assignments and
Participations:

The Bank Lenders will be permitted to assign (a) Term B Loans with the consent of the Borrower (not to be unreasonably withheld or delayed and such consent shall be deemed to be given after 10 business days’ notice of a failure to respond) and (b) Revolving Commitments with the consent of the Borrower (not to be unreasonably withheld or delayed and, in each case, such consent shall be deemed to be given after 10 business days’ notice of a failure to respond), the Swingline Lender and each Issuing Lender; provided that no consent of the Borrower shall be required (i) after the occurrence and during the continuance of

Annex B - 17

a payment or bankruptcy event of default or (ii) for assignments of Term B Loans to any existing Bank Lender or an affiliate of an existing Bank Lender or an approved fund. All assignments will require the consent of the Bank Administrative Agent unless such assignment is an assignment of Term B Loans to another Bank Lender, an affiliate of a Bank Lender or an approved fund, not to be unreasonably withheld or delayed. Assignments to natural persons and Disqualified Lenders shall be prohibited to the extent the list of Disqualified Lenders is publicly available to all Lenders. Each assignment will be in an amount of an integral multiple of $1.0 million with respect to the Term B Facility and $5.0 million with respect to the Revolving Facility or, in each case, if less, all of such Bank Lender’s remaining loans and commitments of the applicable class. Assignments will not be required to be pro rata among the Senior Secured Facilities. The Bank Administrative Agent shall receive a processing and recordation fee of $3,500 for each assignment (unless waived by the Bank Administrative Agent).

The Bank Lenders will be permitted to sell participations in the Senior Secured Facilities without restriction, other than as set forth in the next sentence, and in accordance with applicable law. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments participated to such participants, (b) reductions of principal, interest or fees, (c) extensions of final maturity or the scheduled date of any principal, interest or fees and (d) releases of all or substantially all of the value of the Guarantees or all or substantially all of the Collateral.

The Senior Secured Facilities Documentation shall provide that Term B Loans may be purchased and assigned on a non-pro rata basis through (a) open market purchases and (b) Dutch auction or similar procedures to be agreed that are offered to all Lenders on a pro rata basis in accordance with customary procedures to be agreed and subject to customary restrictions to be agreed (including, without limitation, (1) no default or event of default has occurred and is continuing, (2) the Borrower and any other affiliates of the Borrower shall be eligible assignees with respect to Term B Loans only and (3) such open market purchases and Dutch auctions shall be subject to customary provisions regarding the absence of material non-public information with respect to the business of the Company and its subsidiaries); provided that any such Term B Loans acquired by the Borrower or its affiliates or any of their respective subsidiaries shall be retired and cancelled promptly upon acquisition thereof.

Expenses and Indemnification:

The Senior Secured Facilities Documentation will provide customary and appropriate provisions relating to indemnity and related matters in a form reasonably satisfactory to the Bank Lead Arrangers, the Bank Administrative Agent and the Lenders.

Annex B - 18

Governing Law and Forum:	New York.

Counsel to the Agents:	Cahill Gordon & Reindel LLP.

Annex B - 19

Exhibit I to Annex B

Interest Rates:	The interest rates under the Senior Secured Facilities will be as follows:

Revolving Facility

At the option of the Borrower, initially, LIBOR plus 3.50% or ABR plus 2.50%. From and after the delivery by the Borrower to the Bank Administrative Agent of financial statements for the period ending at least one full fiscal quarter following the Closing Date, the applicable margins under the Revolving Facility shall be subject to a step-down to LIBOR plus 3.25% or ABR plus 2.25% based upon achievement of a Senior Secured Leverage Ratio to be mutually agreed.

Term B Facility

At the option of the Borrower, initially, LIBOR plus 4.00% (the “Applicable Margin”) or ABR plus 3.00%.

All Senior Secured Facilities

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if available to all relevant Bank Lenders, 12 months or a shorter period) for LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every 3 months and on the applicable maturity date.

ABR is the highest of (i) the rate of interest publicly announced by the Bank Administrative Agent as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (ii) the federal funds effective rate from time to time plus 0.50% and (iii) LIBOR (after taking account of any applicable floor) applicable for an interest period of one month plus 1.00%.

LIBOR is the London interbank offered rate for dollars, for the relevant interest period; provided that, solely with respect to the Term B Facility, LIBOR shall be deemed to be no less than 1.00% per annum.

Letter of Credit Fees:

A per annum fee equal to the spread over LIBOR under the Revolving Facility will accrue for the account of Revolving Lenders (other than Defaulting Bank Lenders) on the aggregate face amount of outstanding Letters of Credit, payable in arrears at the end of each quarter and upon the termination of the

Annex B - 20

Revolving Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to such Revolving Lenders pro rata in accordance with the amount of each such Revolving Lender’s Revolving Commitment. In addition, the Borrower shall pay to the relevant Issuing Lender, for its own account, (a) a fronting fee equal to 0.125% of the aggregate face amount of outstanding Letters of Credit or such other amount as may be agreed by the Borrower and such Issuing Lender, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

Revolving Commitment Fees:

Initially, 0.50% per annum on the undrawn portion of the Revolving Commitments, payable to non-Defaulting Bank Lenders quarterly in arrears after the Closing Date and upon the termination of the Revolving Commitments, calculated based on the number of days elapsed in a 360-day year.

From and after the delivery by the Borrower to the Bank Administrative Agent of financial statements for the period ending at least one full fiscal quarter following the Closing Date, the commitment fees under the Revolving Facility shall be subject to a stepdown to 0.375% based upon achievement of a Senior Secured Leverage Ratio to be mutually agreed.

Annex B - 21

Annex C

Summary of the Bridge Facility

This Summary outlines certain terms of the Bridge Facility referred to in the Commitment Letter, of which this Annex C is a part.  Certain capitalized terms used herein are defined in the Commitment Letter.

Borrower:	The Borrower under the Senior Secured Facilities (the “Borrower”).

Joint Lead Arrangers and Joint
Lead Bookrunners:

Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its designated affiliates) (“Merrill Lynch”) and Deutsche Bank Securities Inc. (“DBSI”), in each case in its capacity as Joint Lead Arranger and Joint Bookrunner (collectively, the “Bridge Lead Arrangers” or, the “Arrangers”).

Syndication Agent:	DBSI, in its capacity as syndication agent (the “Syndication Agent”).

Bridge Administrative Agent:	Bank of America, N.A. (“Bank of America”), in its capacity as administrative agent (the “Bridge Administrative Agent”).

Lenders:

Bank of America, Deutsche Bank AG New York Branch (“DBNY”) and/or other financial institutions selected by the Bridge Lead Arrangers reasonably acceptable to the Borrower (each, an “Bridge Lender” and, collectively, the “Bridge Lenders” and together with the “Bank Lenders”, the “Lenders”).

Amounts of Bridge Loans:

$400.0 million in aggregate principal amount of senior unsecured increasing rate loans, less the amount of gross proceeds from any sale of Notes received on or prior to the Closing Date (the “Bridge Loans”).

Availability:	The Bridge Lenders will make the Bridge Loans on the Closing Date. Amounts borrowed under the Bridge Facility that are repaid or prepaid may not be reborrowed.

Use of Proceeds:

The proceeds of the Bridge Loans will be used by the Borrower on the Closing Date, together with the proceeds of borrowings under the Senior Secured Facilities, the proceeds from the issuance of Notes, and the Cash Contribution, to fund the Acquisition, the Refinancing and pay fees and expenses associated therewith.

Ranking:

The Bridge Loans, the Guarantee and all obligations with respect thereto will be senior obligations and rank pari passu in right of payment with all of the Borrower’s and the Guarantors’ existing and future senior obligations (including the obligations under the Senior Secured Facilities).

Annex C - 1

Guarantees:

All obligations of the Borrower under the Bridge Facility will be jointly and severally guaranteed by each Guarantor (as defined in Exhibit B to the Commitment Letter), on a senior basis (such guarantees, the “Bridge Guarantees”). The Bridge Guarantees will automatically be released upon the release of the corresponding guarantees of the Senior Secured Facilities. The Bridge Guarantees will rank equal in right of payment with the guarantees of the Senior Secured Facilities.

Security:	None.

Conversion into Rollover Loans:

If the Bridge Loans have not been previously prepaid in full for cash on or prior to the Conversion Date, the principal amount of the Bridge Loans outstanding on the Conversion Date shall be converted into senior unsecured rollover loans that will mature on the eighth anniversary of the Closing Date (the “Rollover Loans”).

Exchange into Exchange Notes:

At any time and from time to time, on or after the Conversion Date, upon reasonable prior written notice and in a minimum principal amount of at least $100.0 million, the Rollover Loans may be exchanged, in whole or in part, at the option of the applicable Lender or Lenders, for senior exchange notes (the “Exchange Notes”), in a principal amount equal to the principal amount of the Bridge Loans so exchanged. The Exchange Notes will be unsecured and have a maturity date eight years from the Closing Date.

The Exchange Notes will be issued pursuant to an indenture (the “Indenture”) that will have the terms set forth on Exhibit 1 to this Annex C.

Demand Failure Event:

Any failure to comply with the terms of a Securities Demand (as defined in the Fee Letter) for any reason will be deemed to be a “Demand Failure Event” (as defined in the Fee Letter) under the Bridge Facility Documentation.

Interest Rate:

Until the earlier of (i) the first anniversary of the Closing Date or (ii) the occurrence of a Demand Failure Event (such earlier date, the “Conversion Date”), the Bridge Loans will bear interest at a floating rate, reset quarterly, as follows: (x) for the first three-month period commencing on the Closing Date, the Bridge Loans will bear interest at a rate per annum equal to LIBOR (subject to a floor of 1.00% per annum) plus 6.75% , and will increase by an additional 50 basis points per annum at the end of each subsequent three-month period for as long as the Bridge Loans are outstanding. Notwithstanding the foregoing, at no time will the per annum interest rate on the Bridge Loans exceed the applicable Total Cap (as defined in the Fee Letter) then in effect (plus default interest, if any).

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From and after the Conversion Date, the Bridge Loans will bear interest at a fixed rate equal to the applicable Total Cap (plus default interest, if any).

Prior to the Conversion Date, interest will be payable at the end of each interest period. Accrued Interest shall also be payable in arrears on the Conversion Date and on the date of any prepayment of the Bridge Loans. From and after the Conversion Date, interest will be payable quarterly in arrears and on the date of any prepayment of the Bridge Loans.

After the occurrence and during the continuance of an event of default, interest on all overdue amounts then outstanding will accrue at a rate equal to the applicable rate set forth above, plus an additional two percentage points (2.00%) per annum and will be payable on demand.

Funding Protection:	Customary for transactions of this type, including breakage costs, gross-up for withholding, compensation for increased costs and compliance with capital adequacy and other regulatory restrictions.

Mandatory Prepayment:

Prior to the Conversion Date, the net proceeds to the Borrower, from (a) subject to certain ordinary course exceptions, any direct or indirect public offering or private placement of any debt or equity securities, (b) any future bank borrowings (other than pursuant to the Senior Secured Facilities and any refinancings or replacements thereof) and (c) subject to certain ordinary course exceptions and reinvestment rights, any future asset sales or other dispositions of property (including casualty and condemnation events) by the Borrower and its restricted subsidiaries will be used to repay the Bridge Loans, in excess of amounts either reinvested or required to be paid to the lenders under the Senior Secured Facilities. Any proceeds from the issuance of Notes purchased by a Lender or one or more of its affiliates will be applied, first, to refinance the Bridge Loans held at that time by such Lender, and second, in accordance with the pro rata provisions otherwise applicable to prepayments. Notwithstanding the foregoing, mandatory prepayments under clause (c) above shall be limited to the extent that the Borrower determines that such prepayments may either (i) result in material adverse tax consequences related to the repatriation of funds in connection therewith by foreign subsidiaries or (ii) be prohibited or delayed by applicable law.

Nothing in these mandatory prepayment provisions will restrict or prevent any holder of Bridge Loans from exchanging Bridge Loans for Exchange Notes on or after the Conversion Date.

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Change of Control:

Upon the occurrence of a Change of Control (to be defined), the Borrower will be required to prepay in full all outstanding Bridge Loans at par plus accrued interest to the date of prepayment plus with respect to any Bridge Loans so prepaid on or after the Conversion Date, a 1.0% prepayment premium. Prior to making any such prepayment, the Borrower will, within 30 days of the Change of Control, repay all obligations under the Senior Secured Facilities or obtain any required consent of the lenders under the Senior Secured Facilities to make such prepayment of the Bridge Loans. From and after the Conversion Date, each holder of Bridge Loans may elect to accept or waive a prepayment such holder is otherwise entitled to receive pursuant to this paragraph.

Voluntary Prepayment:

Prior to the Conversion Date, the Bridge Loans may be prepaid, in whole or in part, at par plus accrued and unpaid interest without premium or penalty upon not less than five days’ prior written notice, at the option of the Borrower at any time.

From and after the Conversion Date, and prior to the maturity thereof, Bridge Loans may be prepaid, in whole or in part, at the option of the Borrower, at any time upon five days’ prior written notice at par plus accrued interest to the date of repayment without premium or penalty.

Bridge Facility Documentation:

The Facility Documentation for the Bridge Facility (the “Bridge Facility Documentation”) shall be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date, shall contain the terms and conditions set forth in this Annex C and, to the extent not specified in this Annex C, such other terms as are customarily found in high yield indentures as modified to reflect the operational and strategic requirements of the Borrower and its subsidiaries in light of their size (after giving effect to the Acquisition), industries, businesses and business practices, operations, financial accounting and projections, with such customary changes to reflect the interim nature of the Bridge Facility (collectively, the “Bridge Documentation Principles”). The Bridge Facility Documentation shall contain only those payments, conditions to borrowing, mandatory prepayments, representations and warranties, covenants and events of default expressly set forth in this Annex C and with standards, definitions, qualifications, thresholds, exceptions, “baskets” and grace periods consistent with the Bridge Documentation Principles.

Notwithstanding the foregoing, the only conditions to the availability of the Bridge Facility on the Closing Date shall be the applicable conditions set forth in the Commitment Letter to which this term sheet is attached, the “Conditions Precedent to

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Borrowing” section below and in Annex D to the Commitment Letter.

Representations and Warranties:

The Bridge Facility Documentation will contain representations and warranties which are usual and customary for financings of this kind, substantially similar to those for the Senior Secured Facilities and consistent with the Bridge Documentation Principles.

Covenants:

The Bridge Facility Documentation will contain the following covenants: (a) customary affirmative covenants for financings of this kind, consistent with the Bridge Documentation Principles; (b) customary incurrence-based negative covenants for financings of this kind consistent with the Bridge Documentation Principles; provided that prior to the Conversion Date, the restricted payments and debt incurrence covenants in the Bridge Facility Documentation shall be more restrictive. There will not be any financial maintenance covenants in the Bridge Facility Documentation.

The Bridge Facility Documentation will contain a covenant requiring the Borrower to comply with the terms of the Fee Letter, including any Take-out Notice (as defined in the Fee Letter) and any cooperation required in connection therewith.

Events of Default:

Limited to nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross acceleration to material indebtedness; bankruptcy or insolvency of the Borrower or its significant restricted subsidiaries; material monetary judgments; ERISA events; and actual or asserted invalidity of material guarantees, consistent in each case with the Bridge Documentation Principles.

Conditions Precedent to Borrowing:

The several obligations of the Bridge Lenders to make, or cause one of their respective affiliates to make, the Bridge Loans will be subject solely to (i) the applicable conditions referred to in the Commitment Letter and those set forth in Annex D to the Commitment Letter, (ii) accuracy of representations and warranties in all material respects (provided that any such representations and warranties which are qualified by materiality, material adverse effect or similar language shall be true and correct in all respects), (iii) absence of defaults or events of default and (iv) delivery of a customary borrowing notice.

Assignments and Participations:

The Bridge Lenders will have the right to assign Bridge Loans after the Closing Date without the consent of the Borrower; provided, however, that prior to the date that is one year after the Closing Date and so long as a Demand Failure Event has not

Annex C - 5

occurred and no payment or bankruptcy event of default shall have occurred and be continuing, the consent of the Borrower shall be required with respect to any assignment (such consent not to be unreasonably withheld or delayed) if, subsequent thereto, the Initial Lenders (together with their affiliates) would hold, in the aggregate, less than 51% of the outstanding Bridge Loans.

The Bridge Lenders will have the right to participate their Bridge Loans, before or after the Closing Date, to other financial institutions without restriction, other than customary voting limitations. Participants will have the same benefits as the selling Lenders would have with regard to yield protection and increased costs, subject to customary limitations and restrictions.

Voting:

Amendments and waivers of the Bridge Facility Documentation will require the approval of Lenders holding more than 50% of the outstanding Bridge Loans, except that (a) the consent of each affected Lender will be required for (i) reductions of principal, interest rates or the Applicable Margin, (ii) extensions of the Maturity Date, (iii) additional restrictions on the right to exchange to Exchange Notes or any amendment of the rate of such exchange, (iv) any amendment to the Exchange Notes that requires (or would, if any Exchange Notes were outstanding, require) the approval of all holders of Exchange Notes and (v) subject to certain exceptions consistent with the Bridge Documentation Principles, releases of all or substantially all of the value of the Guarantees (other than in connection with any release or sale of the relevant Guarantor permitted by the Bridge Facility Documentation or Senior Secured Facilities Documentation), and (b) the consent of 100% of the Bridge Lenders will be required with respect to modifications to any of the voting percentages.

Cost and Yield Protection:

The Bridge Facility Documentation will include customary tax gross-up, cost and yield protection provisions substantially similar to those provisions for tax gross-up, cost and yield protection in the Senior Secured Facilities Documentation.

Indemnities:

The Bridge Facility Documentation will provide customary and appropriate provisions relating to indemnity and related matters in a form reasonably satisfactory to the Bridge Lead Arrangers, the Bridge Administrative Agent and the Lenders.

Governing Law and Jurisdiction:

The Bridge Facility Documentation will provide that the Borrower will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York and will waive any right to trial by jury. New York law will govern the Bridge Facility Documentation.

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Counsel to the Bridge Lead Arrangers and the Bridge Administrative Agent:	Cahill Gordon & Reindel LLP.

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Exhibit 1 to Annex C

Summary of Exchange Notes

This Summary of Exchange Notes outlines certain terms of the Exchange Notes referred to in Annex C to the Commitment Letter, of which this Exhibit 1 is a part.  Capitalized terms used herein have the meanings assigned to them in Annex C to the Commitment Letter.

Exchange Notes

At any time on or after the first anniversary of the Closing Date, upon not less than five business days’ prior notice, Bridge Loans may, at the option of a Lender, be exchanged for a principal amount of the applicable Exchange Notes equal to 100% of the aggregate principal amount of the Bridge Loans so exchanged.  At a Lender’s option, Exchange Notes will be issued directly to its broker-dealer affiliate or other third party designated by it, upon surrender by the Lender to the Borrower of an equal principal amount of Bridge Loans.  No Exchange Notes will be issued until the Borrower receives requests to issue at least $100.0 million in aggregate principal amount of applicable type of Exchange Notes.  The Borrower will issue Exchange Notes under an indenture (the “Indenture”) that complies with the Trust Indenture Act of 1939, as amended.  The Borrower will appoint a trustee reasonably acceptable to the Lenders.

Final Maturity:	The Exchange Notes will mature on the eighth anniversary of the Closing Date.

Interest Rate:	Each Exchange Note will bear interest at a fixed rate equal to the Total Cap then in effect (plus default interest, if any). Interest will be payable semiannually in arrears.

Additional default interest on all overdue amounts outstanding will accrue at the applicable rate plus two percentage points (2.00%) per annum.

Optional Redemption:

The Exchange Notes may be redeemed, in whole or in part, at the option of the Borrower, at any time (except as provided below) upon 3 days’ prior written notice at par plus accrued interest to the date of repayment plus the Applicable Premium.

The “Applicable Premium” will be (i) a make-whole premium based on the applicable treasury rate plus 50 basis points prior to the third anniversary of the Closing Date, (ii) three-quarters of the applicable Total Cap from and including the third anniversary of the Closing Date to and including the fourth anniversary of the Closing Date, (iii) declining to one-half of the applicable Total Cap on the fourth anniversary of the Closing Date, (iv) declining to one-quarter of the applicable Total Cap on the fifth anniversary of the Closing Date and (v) declining to zero on the sixth anniversary of the Closing Date.

In addition, prior to the third anniversary of the Closing Date, up to 35% of the original principal amount of the Exchange Notes may be redeemed from the proceeds of a qualifying equity

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offering by the Borrower at a redemption price equal to par plus the Total Cap and accrued interest.

Defeasance Provisions of Exchange
Notes:	Customary.

Modification:	Customary.

Change of Control:	Customary offer to purchase at 101%.

Registration Rights:	None.

Covenants:

The Indenture will include covenants similar to those contained in an indenture governing publicly traded high yield debt securities; giving due regard to, among other things, then existing market conditions.

Events of Default:

The Indenture will provide for Events of Default similar to those contained in an indenture governing publicly traded high yield debt securities giving due regard to, among other things, then existing market conditions.

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Annex D

Conditions Precedent to the Facilities

This Annex D sets forth the conditions precedent to each of the Facilities referred to in the Commitment Letter, of which this Annex D is a part.  Certain capitalized terms used herein are defined in the Commitment Letter.

The conditions to and the initial funding under each of the Facilities shall consist only of the following (together with any other conditions to funding expressly set forth in Section 2 of the Commitment Letter):

1.                                   The Acquisition shall have been or, substantially concurrently with the initial borrowing under the Facilities shall be, consummated in accordance with the terms of the Acquisition Agreement, without giving effect to any modifications, amendments or express waivers (and no consents granted) thereto that are materially adverse to the Lenders or Arrangers without the consent of the Arrangers, not to be unreasonably withheld or delayed (it being understood and agreed that any increase or reduction in the purchase price shall not be deemed to be materially adverse to the Lenders; provided that (i) any increase in the purchase price shall be funded solely by cash from the balance sheet of the Company and (ii) any reduction shall be allocated to ratably reduce the Bridge Facility (and, if applicable, the Notes) and the Senior Secured Facilities in proportion to the actual percentages that the amount of the Bridge Facility (and, if applicable, the Notes) and the Senior Secured Facilities bear to the pro forma total capitalization of the Company and its subsidiaries after giving effect to the Acquisition).

2.                                   The Arrangers shall have received (i) audited financial statements of the Company and the Target for each of the three fiscal years immediately preceding the initial funding ended more than 90 days prior to the Closing Date and (ii) unaudited financial statements of the Company and the Target for any fiscal quarter ended after the date of the most recent audited financial statements of such person and more than 45 days prior to the Closing Date.

3.                                   To the extent invoiced at least three (3) business days prior to the Closing Date (or such later date as the Company may reasonably agree), all costs, fees, expenses (including, without limitation, reasonable and invoiced (at least two business days prior to the Closing Date) out-of-pocket legal fees and expenses) and other compensation required by the Commitment Letter and the Fee Letter to be paid to the Commitment Parties, the Arrangers, the Administrative Agent or the Lenders on the Closing Date shall have been paid to the extent due.

4.                                   Subject in all respects to Section 2 of the Commitment Letter, the Company shall have complied with the following closing conditions and delivered the following customary documentation relating to the Borrower and the Guarantors (including the Company):  (i) the delivery of customary legal opinions, corporate records and documents from public officials, lien searches and officer’s certificates; (ii) evidence of authority; and (iii) delivery of a solvency certificate in the form attached as Annex E from the chief financial officer of the Company, as to the Company and its restricted subsidiaries on a consolidated basis.  The Specified Representations and the Acquisition Agreement Representations shall be true and correct in all material respects, except for representations and warranties that are already qualified by materiality, which representations and warranties shall be true and correct in all respects.

5.                                   The Arrangers will have received at least 5 days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-

Annex D - 1

customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested at least 10 days prior to the Closing Date.

6.                                   With respect to the Bridge Facility, the Arrangers and the Investment Banks each shall have received no later than 15 consecutive business days prior to the Closing Date a customary preliminary offering memorandum containing all customary information, including financial statements, pro forma financial statements, business and other financial data of the type required in offering memoranda for offerings of debt securities under Rule 144A, which offering memorandum shall include (a)(i) a discussion of the business of the Company and the Target, (ii) the financial statements required under paragraph 4 above, (iii) any other pro forma financial statements and other financial data if a type and form customarily included in a preliminary offering memorandum for offerings of debt securities under Rule 144A (it being understood that no information shall be required pursuant to Rules 3-09, 3-10 and 3-16 of Regulation S-X or which is otherwise customarily excluded from offering memoranda for offerings of debt securities under Rule 144A); provided that this condition shall be deemed satisfied if such offering memoranda exclude the “Description of Notes” and other sections that would customarily be provided by the Investment Banks or their counsel, but is otherwise complete and (b) all other financial data that would be necessary for the Investment Bank to receive customary (for high yield debt securities) “comfort” (including “negative assurance” comfort) from independent accountants in connection with the offering of the Notes, and, in the case of the annual financial statements, the appropriate auditors’ reports thereon, and concurrently with the time period provided for above, the Investment Bank shall have had a period of at least 15 consecutive business days following delivery of the offering memorandum to market the Notes (provided, that (x) such 15-consecutive-business-day period shall (i) exclude November 24 through and including November 28, 2014 and (ii) end prior to December 22, 2014 or commence after January 5, 2015 (the “Black Out Dates”)).  With respect to the Senior Secured Facility, the Bank Lead Arrangers will have been afforded a period of at least 15 consecutive business days (subject to the Black Out Dates) following delivery of the Confidential Information Memorandum to them.

7.                                   Subject in all respects to the Funding Conditions Provisions, (a) the Guarantees shall have been executed and be in full force and effect or substantially simultaneously with the initial borrowing under the Senior Secured Facilities, shall be executed and become in full force and effect, (b) with respect to the Senior Secured Facilities, all documents and instruments required to perfect the Bank Administrative Agent’s security interest in the Collateral shall have been executed and delivered by each Credit Party party thereto and, if applicable, be in proper form for filing, and none of the Collateral shall be subject to any other pledges, security interest or mortgages, except for the liens permitted under the Senior Secured Facilities Documentation and (c) the Bridge Guarantees shall have been executed and be in full force and effect or substantially simultaneously with the initial borrowing under the Bridge Loans, shall be executed and become in full force and effect.

8.                                   After giving effect to the Acquisition, the borrowings under the Facilities and the Refinancing, the Company, the Acquired Business and their respective subsidiaries shall have outstanding no indebtedness or preferred stock other than (a) the loans and other extensions of credit under the Facilities and the Notes, (b) existing capital leases and (c) other indebtedness in limited amounts to be mutually agreed upon.

Annex D - 2

Annex E

[FORM OF] SOLVENCY CERTIFICATE

[___________], 201[  ]

The undersigned, [___________], the Chief Financial Officer of Global Cash Access Holdings, Inc. (the “Company”), is familiar with the properties, businesses, assets and liabilities of the Borrower and its restricted subsidiaries and is duly authorized to execute this certificate (this “Solvency Certificate”) on behalf of the Company.

This Solvency Certificate is delivered pursuant to Section [__] of the Credit Agreement dated as of [_____], 201[  ] (the “Credit Agreement”; terms defined therein unless otherwise defined herein being used herein as therein defined) among the Company, each Lender from time to time party thereto, Bank of America, N.A. (“Bank of America”), and the other agents named therein.

As used herein, “Company” means the Company and its restricted subsidiaries on a consolidated basis.

1.            The undersigned certifies, on behalf of the Company and not in his individual capacity, that he has made such investigation and inquiries as to the financial condition of the Company and its subsidiaries as the undersigned deems necessary and prudent for the purposes of providing this Solvency Certificate.  The undersigned acknowledges that the Administrative Agent and the Lenders are relying on the truth and accuracy of this Solvency Certificate in connection with the making of Loans under the Credit Agreement.

2.            The undersigned certifies, on behalf of the Company and not in his individual capacity, that (a) the financial information, projections and assumptions which underlie and form the basis for the representations made in this Solvency Certificate were made in good faith and were based on assumptions reasonably believed by the Company to be fair in light of the circumstances existing at the time made; and (b) for purposes of providing this Solvency Certificate, the amount of contingent liabilities has been computed as the amount that, in the light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

BASED ON THE FOREGOING, the undersigned certifies, on behalf of the Company and not in his individual capacity, that, on the date hereof, before and after giving effect to the Transactions (and the Loans made or to be made and other obligations incurred or to be incurred on the Closing Date):

(i)            the fair value of the property of the Company is greater than the total amount of liabilities, including contingent liabilities, of the Company;

(ii)            the present fair salable value of the assets of the Company is greater than the amount that will be required to pay the probable liability of the Company on the sum of its debts and other liabilities, including contingent liabilities;

(iii)            the Company has not, does not intend to, and does not believe (nor should it reasonably believe) that it will, incur debts or liabilities beyond the Company’s ability to pay such debts and liabilities as they become due (whether at maturity or otherwise);

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(iv)            the Company does not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted (and reflected in the Projections) and are proposed to be conducted following the Closing Date; and

(v)             the Company is “solvent” within the meaning given to that term and similar terms under the Bankruptcy Code and applicable laws relating to fraudulent transfers and conveyances.

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate as of the first date written above, solely in his capacity as the Chief Financial Officer of the Company and not in his individual capacity.

Name:

Title:     Chief Financial Officer

Annex E-2